Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

2007 FIRST QUARTER RESULTS;

Makes Good Start on 2007 Year

Oak Brook, Illinois — May 9, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD and GLDDW) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the quarter ended March 31, 2007.

The financial results for the Company are compared with the results for the equivalent periods of GLDD Acquisitions Corp., which merged with a subsidiary of Aldabra Acquisition Corporation (“Aldabra”) on December 26, 2006. Following a holding company merger, the surviving company was renamed Great Lakes Dredge & Dock Corporation.  The merger was accounted for as the acquisition of Aldabra and was treated as a recapitalization.  Accordingly, the Company’s core operating activities were not affected by the merger.  Other matters, primarily relating to share and per share data, affecting comparability resulting from the merger with Aldabra are highlighted below.

Revenue for the quarter ended March 31, 2007 was $126.7 million, a 17% increase from first quarter 2006 revenue of $108.4 million.  Results in the first quarter were driven primarily by maintenance projects and work in the Middle East.  The Company began work on another project in Bahrain while continuing its large Diyaar land reclamation project, among others.  Throughout the quarter, the Company experienced good utilization of its fleet, both domestically and internationally, although inclement weather along the East Coast of the United States negatively impacted margins on several of the Company’s projects.  Gross profit growth in the first quarter of both 2007 and 2006 was hindered by increases in self-insured claims reserves.  Despite these two factors, gross profit grew by more than 18% from a year ago producing a slight increase in the gross profit margin to 10.8%.

Strong revenue growth enabled the Company to effectively leverage its operating expenses resulting in more than a 46% increase in operating income during the first quarter of 2007.   Interest expense was $4.3 million for the first quarter of 2007, a decrease of $1.9 million from the first quarter 2006 primarily due to the pay down in the fourth quarter of 2006 of the Company’s term debt.  In addition, non-cash adjustments to the market value of the Company’s interest rate swap were favorable between the quarters.  EBITDA of $12.4 million for the 2007 quarter was up over 20% from $10.2 million in the previous year.

Net income was $1.0 million in the first quarter of 2007 compared with a net loss of $1.5 million in the first quarter of 2006.  Prior to the Aldabra transaction, GLDD Acquisitions Corp. had shares of preferred stock outstanding on which dividends were accrued semiannually.  In connection with the merger, those shares were exchanged for common stock of the Company; therefore there are no preferred dividends in 2007.  In 2006, the net loss available to common stockholders, after accruing $2.0 million of preferred stock dividends, was $3.5 million.

With the funds received in connection with the Aldabra merger, the Company paid down its senior bank term debt of approximately $51 million.  The Company’s $175 million of 7¾% Senior Subordinated Notes due in 2013 remain outstanding.  At March 31, 2007, the Company also had $3.0 million in revolver borrowings outstanding with $29.1 million of remaining availability.   Total debt was $195.1 million, of which $2.0 million was current. The Company was in compliance with all the financial covenants in its senior credit and surety agreements.  At quarter end, outstanding performance letters of credit totaled $46.3 million, and total cash and equivalents were $0.3 million.

At the beginning of the second quarter, the Company signed definitive agreements to purchase two dredges from two domestic dredging service providers.  The increase in capacity will enhance the Company’s competitive position in capital and beach dredging and enable it to take on additional domestic and foreign work.

The first quarter domestic bid market produced approximately $116.5 million of contract awards, higher than the first quarter of 2006 but less than the average quarterly bid markets over the last few years.  However, during the quarter the Company was low bidder on a $64 million capital project in New Jersey that has not yet been awarded and is not included in the quarter’s bid market.  Although the Corps did put out a number of projects in the first quarter, most were smaller maintenance and rental projects.

A combination of a smaller market and strong revenue generating quarter resulted in the Company reducing its backlog in the first quarter.  At March 31, 2007, dredging backlog was $267.2 million compared with $204.1 million a year ago and $352.6 million at December 31, 2006.  Demolition services backlog was $15.2 million, compared with $16.6 million at December 31, 2006.  The Company’s March 31, 2007 recorded backlog does not reflect approximately $256 million of low bids pending award and additional phases (“options”) pending on projects currently in backlog. For example, contract options of approximately $156 million are expected to be awarded for the second phase of the Diyaar land reclamation contract in the next 12 to 18 months.  Additionally, the capital project in New Jersey for $64 million is expected to be awarded in this month.

Douglas B. Mackie, President and Chief Executive Officer, said, “We are pleased with our first quarter operating results, particularly given the challenges that inclement weather presented along the East Coast.  While the weather impacted margins, we did generate an 18% increase in gross profit and a 46% increase in operating income.

“Equally encouraging is the increased capacity we will gain with the acquisition of two existing dredges which had been operated in the domestic market by competitors.  We have enlarged our fleet while not increasing overall market capacity, enhancing our competitive position domestically.”

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.  (For further explanation, please consult the Company’s SEC filings.)

The Company will conduct a quarterly conference call, which will be held on Wednesday, May 9 at 10:00 a.m. C.D.T.  The call in number is 888-515-2235.  The call can also be heard on our website, www.gldd.com under Events and Presentations on the investor relations page. The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 6342322.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’,

‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

(GLDD-G)

Great Lakes Dredge and Dock Corporation

Consolidated Statement of Earnings

Unaudited and in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Revenues	$126,732	$108,427

Gross profit	13,714	11,611

General and administrative	(7,992)	(7,309)
Amortization of intangible assets	(66)	(76)
Impairment of intangible assets	—	—
Subpoena-related expenses	(2)	(360)

Operating income	5,654	3,866

Other income (expense)
Interest expense- net	(4,261)	(6,201)
Equity earnings in joint ventures	262	117
Minority Interest	(9)	(38)

Income (loss) before income taxes	1,646	(2,256)

Income taxes	(682)	722

Net income (loss)	$964	$(1,534)

Redeemable preferred stock dividends(1)	—	(2,011)

Net income (loss) available to common stockholders	$964	$(3,545)

BASIC
Earnings (loss) per share	$0.02	$(0.38)
Basic weighted average shares	39,633	9,288

DILUTED
Earnings (loss) per share	$0.02	$(0.38)
Diluted weighted average shares	44,697	9,288

(1)             The company accrued dividends on its redeemable preferred stock in 2006. This reduced the net income available to stockholders. The preferred stock and all accrued dividends were exchanged for common stock in connection with the December 2006 merger.

Great Lakes Dredge and Dock Corporation

Supplementary Financial Information

(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Net income (loss)	$964	$(1,534)
Adjusted for:
Interest expense, net	4,261	6,201
Income tax expense (benefit)	682	(722)
Depreciation and amortization	6,481	6,250

EBITDA	$12,388	$10,195

Net cash flows from operating activities	$965	$4,115